CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated February 10, 2005 on the financial statements and financial highlights of the Huntington VA Funds, in Post-Effective Amendment Number 12 to the Registration Statement (Form N-1A, No. 333-83397), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.




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Columbus, Ohio
April 26, 2005